Exhibit 8

Baker&Hostetler LLP 3200 National City Center Cleveland, OH 44114-3485

March 28, 2007	T 216.621.0200 F 216.696.0740 www.bakerlaw.com

Denbury Resources Inc. 5100 Tennyson Parkway Suite 1200 Plano, Texas 75024	Edward G. Ptaszek, Jr. direct dial: 216.861.7497 eptaszek@bakerlaw.com
Ladies and Gentlemen:
     We have acted as tax counsel to Denbury Resources Inc., a Delaware corporation (the “Company”) in connection with its prospectus (“Prospectus”) relating to the Company’s additional issuance of $125 million aggregate principal amount of 7 1/2 % Senior Subordinated Notes due 2015 (the “Notes”) to be offered pursuant to the Prospectus, which Prospectus will be filed as part of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission. Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Prospectus.
     Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion and any limitations on our opinion.
     A. Documents Reviewed
     In connection with the opinion rendered below, we have reviewed and relied upon the following documents:
1.	the Prospectus;

2.	the Registration Statement;

3.	the Indenture, dated December 7, 2005, entered into between the Company, the Guarantors thereof, and The Bank of New York Trust Company, N.A., as successor in interest to JPMorgan Chase Bank, National Association, as Trustee, pertaining to the Notes;

4.	the form of the First Supplemental Indenture to be entered into between the Company, the Guarantors thereof, and The Bank of New York Trust Company, N.A., as Trustee, pertaining to the Notes;

Denbury Resources Inc.
March 28, 2007

5.	the Officer’s Certificate, dated March 28, 2007, containing representations to this firm to certain factual matters and executed by a senior officer of the Company (the “Officer’s Certificate”); and

6.	such other documents as we deemed necessary for purposes of rendering the opinion.
We have not independently verified the accuracy of such representations or the matters set forth in such documents.
     B. Assumptions
     In connection with the opinion rendered below, we have assumed:
     1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;
     2. that the issuance, description of and transactions regarding the Notes described in the Prospectus will be timely consummated as contemplated in the Prospectus and without waiver of any material provision thereof; and
     3. that the terms of the Notes when established in conformity with the Indenture and the First Supplemental Indenture will not violate any applicable law.
     C. Opinion
     Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Officer’s Certificate as of the date hereof, it is our opinion that the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects and that the discussion thereunder represents an accurate summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by an investor who is a U.S. Holder or Non-U.S. Holder and who purchases the Notes pursuant to the offering at the public offering price to investors as set forth on the cover page of the Prospectus and who hold the Notes as a capital asset within the meaning of Section 1221 of the Code.
     D. Limitations
     1. Except as otherwise indicated, the opinion contained in this letter is based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this

Denbury Resources Inc.
March 28, 2007

letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.
     2. The opinion expressed herein represents our best legal judgment and is not binding upon the Internal Revenue Service or the courts and is dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations provided to us in the Officer’s Certificate. To the extent that any of the factual representations provided to us in the Officer’s Certificate are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have not made an independent investigation of the assumptions set forth above, the facts contained in the documents or the facts set forth Prospectus, Registration Statement or Officer’s Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations could adversely affect the opinion stated herein.
     3. We are expressing an opinion only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters and this opinion may not be relied upon except with respect to the considerations specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences related to the purchase, ownership and disposition of the Notes by an investor who is a U.S. Holder or Non-U.S. Holder and who purchases the Notes pursuant to the offering at the public offering price to investors as set forth on the cover page of the Prospectus and who hold the Notes as a capital asset within the meaning of Section 1221 of the Code. In addition, no opinion is expressed as to any U.S. federal income tax consequences of any other transactions related to the Notes except as specifically set forth herein, and this opinion may not be relied upon except with respect to the considerations specifically discussed herein.
     4. The opinion expressed herein is issued solely for the benefit of the Company in connection with the Prospectus and no other person or entity may rely hereon without our express written consent. We are furnishing this opinion solely in our capacity as tax counsel to the Company. This opinion letter may be filed with the Securities and Exchange Commission by virtue of the filing of a Form S-3 by the Company. Furthermore, we consent to the reference to Baker & Hostetler LLP, under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
Sincerely,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP